Exhibit 99.1

1875 N. Shoreline Boulevard, Mountain View, CA 94043 Telephone (650) 969-7277 • Fax (650) 969-6121	FOR IMMEDIATE RELEASE NEWS RELEASE FOR FURTHER INFORMATION: STEVEN G. LARSON, VP-FINANCE (650) 969-7277 or ELLEN BROOK, INVESTOR RELATIONS (650) 470-0200

DREXLER TECHNOLOGY ANNOUNCES SHARE REPURCHASE PLAN

Mountain View, Calif. – August 2, 2004 - Drexler Technology Corporation (NasdaqNM:DRXR) today announced that its Board of Directors has authorized a share repurchase program in which up to 350,000 shares of common stock may be purchased by the Company from time to time during the next four months in open market or privately negotiated transactions in an aggregate amount not exceeding $3 million. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. As of August 2, 2004, Drexler Technology Corporation had approximately 11.4 million shares outstanding.

“This stock repurchase authorization demonstrates the commitment to and the confidence we have in the future of our company,” said Richard Haddock, co-CEO of Drexler Technology.

Drexler Reports FY05 First Quarter Financial Results

The Company also announced its fiscal 2005 first quarter results today in a separate release. For more information, please see release entitled “Drexler Technology Reports FY05 First Quarter Results.”

Headquartered in Mountain View, Drexler Technology Corporation (www.drexlertechnology.com) manufactures LaserCard® optical memory cards, chip-ready Smart/Optical™ cards, and other advanced-technology cards. In addition, the Company operates three wholly owned subsidiaries. LaserCard Systems Corporation, of Mountain View, manufactures optical card read/write drives; develops optical card system software; and markets cards, card-related data systems, and peripherals. Challenge Card Design Plastikkarten GmbH, of Rastede, Germany, manufactures advanced-technology cards; and cards & more GmbH, of Ratingen, Germany, markets cards, system solutions, and thermal card printers.

Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether company management will choose to repurchase any shares pursuant to the board of directors’ authorization.and the risk factors detailed in the Company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.